SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

       Date of Report (Date of earliest event reported): August 28, 2002

                              DREW INDUSTRIES INCORPORATED

       Delaware                         0-13646                   13-3250533
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
of incorporation)                                            Identification No.)

              200 Mamaroneck Avenue, White Plains, New York          10601
                 (Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code: (914) 428-9098


          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

      On August 28, 2002, Registrant filed a registration statement on Form S-3 with respect to the sale of shares of Registrant's Common Stock by L. Douglas Lippert, a director of Registrant and President and Chief Executive Officer of Lippert Components, Inc., a subsidiary of Registrant. (Registration No. 333-98831.) The registration statement has not yet become effective.

      The registration statement registers for sale, under the "shelf" registration process, up to an aggregate of 850,000 shares of Registrant's Common Stock. The shares may be sold in one or more transactions from time to time, on the American Stock Exchange or in private negotiated transactions, at prices determined by Mr. Lippert. On August 27, 2002, the last reported sale price of Registrant's Common Stock on the American Stock Exchange was $16.05.

      On August 28, 2002, Mr. Lippert was the beneficial owner of 2,028,434 shares of Registrant's Common Stock, representing 18.8% of Registrant's outstanding shares. If all shares are sold pursuant to the registration statement, Mr. Lippert will continue to own beneficially 1,178,434 shares, representing 10.9% of Registrant's outstanding shares. Of the 850,000 shares registered for sale, 230,000 shares, over which Mr. Lippert has sole voting and dispositive power as Trustee of trusts for the benefit of two of his children, are being sold on behalf of the beneficiaries of such trusts. Mr. Lippert disclaims any pecuniary interest in the proceeds from the sale of such shares.

      Registrant will not receive any of the proceeds from the sale of the shares. Registrant paid all registration expenses of approximately $28,248, and Mr. Lippert will pay all selling expenses, including underwriting discounts, if any, and commissions.

      Mr. Lippert acquired his shares of Registrant's Common Stock in connection with the acquisition by Registrant of Lippert Components, Inc. in 1997. Mr. Lippert informed Registrant that he is selling the shares in order to diversify his investments, as a disproportionate amount of his total net worth is represented by Registrant's Common Stock.

      Pursuant to the requirements of the Securities and Exchange Act of 1934, Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          DREW INDUSTRIES INCORPORATED
                                          (Registrant)

                                          By: /s/ Fredric M. Zinn
                                             -----------------------------------
                                             Fredric M. Zinn
                                             Executive Vice President and
                                             Chief Executive Officer
Dated: August 28, 2002